Exhibit 99(c)


     I hereby consent to the use of my name in the Registration Statement on Form S-4 of Chorus Communications Group, Ltd. ("Chorus") and Mid-Plains and any amendment thereto, as the same appears therein under the caption "Directors and Management of Chorus Following the Mergers" with respect to my becoming a director of Chorus.


March 14, 1997                       /s/ Charles Maulbetsch


                                        Charles Maulbetsch